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                                                                      EXHIBIT 12
                           Axcelis Technologies, Inc.

                Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in Thousands)

                                                                         Year Ended December 31
                                               1997               1998              1999             2000              2001
                                             --------          ---------          --------         --------          --------
Income (loss) before income taxes           $ (61,364)         $(133,137)          $19,553         $144,272          $(40,401)

Share of undistributed income of                 -                  -               (1,338)         (19,570)             -
  50% owned affiliate

Share of distributed income of                   -                  -                  -                375              -
  50% owned affiliate

Interest portion of rental expense               -                  -                1,430            2,340              -
                                             --------          ---------           -------         --------          --------
  Earnings                                   $(61,364)         $(133,137)          $19,645         $127,417          $(40,401)
                                             ========          =========           =======         ========          ========
Interest portion of rental expense               -                  -                1,430            2,340              -
                                             --------          ---------           -------         --------          --------
  Fixed charges                                  -                  -              $ 1,430         $  2,340              -
                                             ========          =========           =======         ========          ========

Ratio of earnings to fixed charges (A)          (B)                (B)                13.7             54.5             (B)
                                             ========          =========           =======         ========          ========
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(A)  For purposes of calculating the ratio of earnings to fixed charges, earnings consist of the sum of income before income taxes, fixed charges and the Company's share of distributed income from a 50% owned affiliate offset by the Company's share of undistributed income from a 50% owned affiliate. Fixed charges include the portion of rental expense under operating leases deemed by the Company to be representative of the interest factor in rent expense.

(B) During the fiscal years ended December 31, 1997, 1998 and 2001, there was a deficiency of earnings to cover fixed charges of approximately $61.4 million, $133.1 million and $40.4 million, respectively.